Exhibit 10.1

Andersen Group, Inc. 515 Madison Avenue,

Suite 2600

New York, NY 10022 USA

Telephone (212) 826 8942

Fax (212) 888 5620

www.andersengrp.com

__________________________________________________________________________________________

November __, 2001

ABC Moscow Broadband Communication Limited

36 Vyronos Avenue

Nicosia, Cyprus

ZAO COMCOR-TV

Neglinnaya ul. 17/2

Moscow, Russian Federation

Attn: General Director

OAO Moskovskaya Telecommunikatsionnaya Corporatsiya

Ul. Neglinnaya, 17/2

Moscow, Russia 103051

Attention: General Director

Re: New Shareholders Agreement

Gentlemen:

This letter agreement (hereinafter the "Letter Agreement") is being delivered in connection with discussions recently regarding (i) the contribution of an additional US$5 million in cash to ZAO COMCOR-TV ("CCTV") by ABC Moscow Broadband Communication Limited ("MBC") in exchange for additional shares of CCTV; (ii) the contribution of additional assets to CCTV by OAO Moskovskaya Telecommunikationnaya Corporatsiya ("COMCOR") as contemplated by the General Agreement, dated as of January 31, 2000 (as amended) between COMCOR, MBC and CCTV (the "General Agreement") (iii) the contribution of a further US$15 million to CCTV by MBC in exchange for additional shares of CCTV; and (iv) the acquisition of shares of Andersen Inc. ("Andersen") by COMCOR in exchange for CCTV shares owned by COMCOR.

The parties to this Letter Agreement hereby agree as follows:

1. Provided the actions referred to in No. 2(b), below, have been completed by December 1, 2001, MBC shall provide a loan to CCTV in the amount of US$ 2,000,000 on or before December 1, 2001. The loan may be provided in accordance with the existing Financing Agreement, dated October 1, 2001 between MBC and CCTV (the "Financing Agreement") or an amendment to such agreement.

2. CCTV shall issue shares to MBC and COMCOR in the following priority and in accordance with the following procedure:

a. 10,910 convertible, preferred shares shall be issued and placed to MBC in exchange for a cash contribution of US$5.0 million. The preferred shares shall be automatically converted into ordinary voting shares within 30 (thirty) calendar days of the date of payment for such shares. For the purposes of maintaining the equality of votes between the shareholders in the charter capital of CCTV all of such placed ordinary shares of MBC will be immediately transferred for trust management to an authorized person on the following terms: (i) such shares will not be voted by any person at any meeting of shareholders of CCTV and (ii) such shares will not revert to MBC or be transferred to another person designated by MBC prior to acquisition by COMCOR of ordinary shares, as set forth in paragraph 2(c) hereof, and if the ordinary shares described in paragraph 2(c) are not purchased by COMCOR through COMCOR's fault, ordinary shares owned by MBC will be immediately returned to MBC by the trustee. In the event the convertible, preferred shares issued to MBC are not converted into ordinary shares of CCTV, (based on circumstances connected with the fault of COMCOR) COMCOR shall repurchase the shares from MBC for US$ 5 million (as set forth in the Guarantee attached in Appendix 1.). MBC shall make its contribution referred to herein only upon the execution of the Subscription Agreement (as defined below) by COMCOR and Andersen.

b. No later than December 1, 2001, CCTV shall have adopted all corporate decisions required to issue the shares described in 2(a) above to MBC and shall have submitted such decisions for registration to permit issuance of the shares on or before December 10, 2001.

    Provided, the issuance of the convertible, preferred shares to MBC is properly registered with the appropriate authorities and the preferred shares described in paragraph No. 2(a) above have been converted into ordinary voting shares of CCTV, 45,520 ordinary shares shall be issued to COMCOR in exchange for the assets listed on Appendix 2 (the "Transferred Assets"). For the purposes of maintaining the equality of votes between the shareholders in the charter capital of CCTV 34,610 of such new ordinary shares shall be immediately deposited in trust management to an authorized person under the following conditions: (i) the shares shall not be voted by any party at any shareholders meetings of CCTV and (ii) the shares shall not be released to COMCOR or its designee, until the earlier to occur of the following (a) COMCOR acquires the New Andersen Shares (as defined below); (b) Andersen breaches its respective obligations to issue the New Andersen Shares (as defined below) as provided in the Subscription Agreement (as defined below); or (c) January 1, 2003, provided COMCOR has not breached its obligations under the Subscription Agreement or this Letter Agreement.

d. In the event that the shares described in paragraph No. 2(c), above, have been issued to COMCOR in exchange for the Transferred Assets and the New Andersen Shares have not been issued to COMCOR for any reason whatsoever other than due to the breach by Andersen of its respective obligations under the Subscription Agreement or this Letter Agreement, COMCOR and MBC shall authorize the issuance by CCTV of 34,610 ordinary shares to MBC in exchange for the cash contribution in the amount of US$ 15,861,560 described in Appendix 3, such that after the issuance of such shares to MBC, MBC and COMCOR shall each own an equal number of ordinary shares of CCTV.

3. Following the cash contribution by MBC into the charter capital of CCTV in exchange for the convertible, preferred shares as set forth in paragraph No. 2(a) above, CCTV will procure the corresponding repayment in favor of COMCOR of the existing rental payment arrears (under the Lease Agreement of April 24, 2000) as set forth in Appendix 4 hereto to be made within thirty (30) calendar days of the date CCTV receives the full amount of the cash contribution on its bank account.

4. Upon or promptly after execution of definitive documents to accomplish the actions set forth in paragraph Nos. 5 through 7 below, and subject to approval of its shareholders, Andersen will authorize newly issued shares (the "New Andersen Shares") in sufficient amount to permit the issuance of the New Andersen Shares to COMCOR in exchange for all (or a percentage) of COMCOR's shares in CCTV as well as to accomplish the transaction set forth in paragraph No.5, below.

5. Andersen will take all reasonable and necessary steps to obtain and hold substantially all of the issued and outstanding shares of MBC in exchange for shares of Andersen at fair price and on an arms-length basis. The issuance and exchange of such shares is subject to the approval of Andersen's and MBC's shareholders.

6. In accordance with the Subscription Agreement to be entered into by Andersen and COMCOR (the "Subscription Agreement"), COMCOR shall subscribe to the New Andersen Shares on the following terms:

    The value of the New Andersen Shares shall be equal to the value of the contributions made by COMCOR to CCTV, which amount is currently expected to be US$ 30,861,568.

    The total number of shares shall based on the five-day average of the final bid and ask prices of Andersen shares as reported by NASDAQ.

    If the five-day average is greater than $12 per share or less than $8 per share either party may withdraw or renegotiate.

    The New Andersen Shares will not have been registered with the US Securities and Exchange Commission. Other matters relating to the securities laws of the United States, including the issues of registration of the purchaser's (COMCOR's) rights shall be set forth in the Subscription Agreement.

    For the purposes of illustration of principles of exchange of shares in CCTV's and Andersen's charter capitals between CCTV and Andersen only, assuming a value of US$ 30 million and a five-day trading average of $10 per share, COMCOR would be issued 3,000,000 shares of Andersen in exchange for its shares in CCTV. Further, for illustration purposes only, assuming that prior to the issuance of shares to COMCOR Andersen had 5,000,000 shares outstanding, the additional 3,000,000 shares issued to COMCOR would represent 37.5% of the total outstanding shares after the issuance. The exact figures on number of shares, price per share and relative percentage will be determined in accordance with the Subscription Agreement.

    The Board representation will be determined based on the proportionate holding of all shareholders, including, after the issuance of the New Andersen Shares to COMCOR, the percentage holdings of COMCOR.

    To the extent possible, appointment and dismissal of the Chief Financial Officer of Andersen was based upon resolutions of Andersen Board of Directors.

7. Upon completion of the purchase of the New Andersen Shares by COMCOR and the divestiture of the Ney assets by Andersen, Andersen shall contribute either directly or through MBC or other persons appointed by it a contribution to the charter capital of CCTV, as described in Appendix 3. Concurrent with the execution of the Subscription Agreement Andersen (or MBC or another person appointed by it) will enter into an agreement with CCTV to make a contribution to CCTV in exchange for newly issued shares of CCTV.

8. In the course of performing the actions and conditions set forth in this Letter Agreement, the parties and their authorized persons will exercise reasonable efforts to obtain all permits, approvals and notices from the competent governmental bodies, agencies and organizations which are required under the law with a view to properly document the transactions.

9. (a) Each of the parties hereto represents and warrants on behalf of itself that it is duly organized and validly existing and has all requisite power and authority to carry on its business; that it is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to do so would have a material adverse effect on its ability to carry out the provisions of this Letter Agreement; that all corporate action on behalf of such party necessary for the authorization, execution, performance and delivery of this Letter Agreement has been taken or will be taken prior to the accomplishment of the transactions contemplated hereby; and that the execution of this Letter Agreement and the consummation of the transactions contemplated by this Letter Agreement will not result in any violation or default of any provision of such party's organizational documents or of any material agreement of such party. In addition, COMCOR and CCTV hereby repeat on the date hereof and as of the date of the contributions by Andersen (or MBC or any party appointed by it) the representations and warranties contained in Article III of the General Agreement.

(b) The parties hereto confirm that all transactions anticipated by this Letter Agreement are conditioned upon the parties hereto providing any notices to, making any filings with and obtaining any authorizations, consents, and approvals of government agencies which are required by law; to the execution of additional definitive documents with respect to such transactions; and to obtaining all requisite approvals, including shareholder approvals, to the transactions.

10. Confidentiality

Each Party hereto will hold, and will use its best efforts to cause its Affiliates and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), unless (a) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approvals of this Letter Agreement and the transactions contemplated hereby of governmental or regulatory authorities) or by other requirements of law or (b) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party hereto or any of its Affiliates and Andersen Group furnished to it by such other party or such other party's representatives in connection with this Letter Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential.

11. Governing Law, Language and Dispute Resolution

    This Letter Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York without regard to its conflicts of law principles; provided, however, that (i) any agreements referred to herein which by their terms are expressly governed by the laws of another jurisdiction shall be governed by such laws, and (ii) any questions not provided for herein will be governed by the laws of the State of New York or the Russian Federation as determined by the arbitrators in accordance with paragraph 11(c) herein, except for those questions which are governed exclusively by the laws of the Russian Federation.

(b) This Agreement shall be written in both the English and Russian languages, both being having equal force.

(c) Any dispute, controversy or claim between or amongst any or all of the Parties arising out of or relating to this Letter Agreement or the breach, termination or validity hereof, shall be referred to and finally resolved by arbitration in New York, New York, to the exclusion of all other procedures, in accordance with the rules then in force of the American Arbitration Association which are deemed to be incorporated by reference into this paragraph 11. There shall be three (3) arbitrators appointed in accordance with said rules. Where the rules of the American Arbitration Association do not provide for a particular situation the arbitrators shall determine what course of action should be followed. The English language shall be used throughout the arbitral proceeding.

Except as expressly modified herein, the General Agreement, and the Strategic Services Agreement, dated April 24, 2000 (as amended), between COMCOR and CCTV shall remain in full force and effect in all other respects.

This Letter Agreement (a) may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, and (b) may not be amended, modified or supplemented without the prior written consent of each party hereto.

If the foregoing accurately summarizes the understanding of the parties hereto with respect to the proposed transactions, please date and execute the duplicate original of this Letter Agreement that is enclosed and return the same to the undersigned prior to November 30, 2001.

Very truly yours,

Andersen Group, Inc.

By: /s/ Oliver R. Grace, Jr.

Name: Oliver R. Grace, Jr.

Title: President

ACCEPTED AND AGREED:

ABC Moscow Broadband Communication Limited

By: /s/ Francis E. Baker

Name: Francis E. Baker

Title: Chairman

ZAO COMCOR-TV

By: /s/ Michael Silin

Name: Michael Silin

Title: General Director

By:/s/ V.P. Gournia

Name: V. P. Gourina

Title: Chief Accountant

Date: November 26, 2001

OAO COMCOR

By: /s/ Tatiana Bulanova

Name: Tatiana Bulanova

Title: General Director

By: /s/ N. I. Vasilyeva

Name: N.I. Vasilyeva

Title: Chief Accountant

COMCOR MOSCOW TELECOMMUNICATIONS CORPORATION

Mailing Address: Russian Federation 103051 Moscow Neglinnaya Street, 17, Bldg 2

Telephone: 7 095 250-7454, 976-8044

Fax: 7 095 250-7455, 976-8040

E-Mail: INFO@MTK.COMCOR.RU

Appendix No. 1 to the Letter Agreement

Of November , 2001

November 30, 2001

ABC Moscow Broadband Communication Limited

36 Vyronos Avenue

Nicosia, Cyprus

Andersen Group, Inc..

515 Madison Avenue,

Suite 2600

New York, NY 10022

USA

Re: Undertaking

Gentlemen:

This undertaking (hereinafter the "Undertaking") is being delivered to you in connection with the Letter Agreement executed by ZAO COMCOR-TV ("CCTV"), ABC Moscow Broadband Communication Limited ("MBC"), OAO Moskovskaya Telecommunikationnaya Corporatsiya ("COMCOR") and Andersen Group, Inc. ("Andersen") dated November __, 2001 (the "Letter Agreement").

In consideration for the commitments made by Andersen and MBC in the Letter Agreement, COMCOR hereby agrees to the following:

    In the event the convertible, preferred shares are issued to MBC as contemplated by the Letter Agreement and the convertible, preferred shares are not converted into ordinary shares of CCTV as required by the Letter Agreement based on circumstances connected with the fault of COMCOR, COMCOR shall immediately upon request of MBC purchase the shares from MBC in the manner described below.

2. The purchase price for the shares shall be US$ 5 million in freely available funds. In the event COMCOR is not permitted by Russian law to pay MBC in US Dollars for the shares, COMCOR shall pay MBC a sufficient amount of rubles such that after conversion and repatriation from the Russian Federation, MBC shall receive US$ 5 million. The purchase price shall be paid to the account designated by MBC in its notice to COMCOR.

3. In the event COMCOR fails to pay the purchase price for the shares within 60 business days of receipt of notice from MBC, COMCOR shall pay a penalty of 0.01% of the purchase price for each day of delay.

4. COMCOR shall pay all fees and taxes in the Russian Federation associated with the transfer of the shares and the re-registration of such shares into COMCOR's name in the registrar of shareholders of CCTV.

5. This Undertaking is governed by and shall be construed in accordance with the laws of the State of New York without regard to its conflict of law principles, except for those matters, which are governed exclusively by the laws of the Russian Federation.

6. Any dispute, controversy or claim between or amongst any or all of the parties arising out of or relating to this Undertaking or the breach, termination or validity hereof, shall be referred to and finally resolved by arbitration in New York, New York, to the exclusion of all other procedures, in accordance with the rules then in force of the American Arbitration Association which are deemed to be incorporated herein by reference. There shall be three (3) arbitrators appointed in accordance with said rules. Where the rules of arbitration do not provide for a particular situation the arbitrators shall determine what course of action should be followed. The English language shall be used throughout the arbitral proceedings.

7. This Undertaking is written in both the English and Russian languages. Both texts shall have equal, legal force.

This Undertaking (a) may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, and (b) may not be amended, modified or supplemented without the prior written consent of each party hereto.

If the foregoing accurately summarizes the understanding of the parties hereto with respect to the proposed transactions, please date and execute the duplicate original of this Undertaking that is enclosed and return the same to the undersigned prior to November 30, 2001.

Very truly yours,

OAO Moskovskaya Telecommunikationnaya Corporatsiya

By: /s/ T.A.Bulanova

Name: T.A. Bulanova

Title: General Director

By: /s/ N.I. Vasilieva

Name: N.I. Vasilieva

Title: Chief Accountant

ACCEPTED AND AGREED:

ABC Moscow Broadband Communication Limited

By: /s/ Francis E. Baker

Name: Francis E. Baker

Title: President

Andersen Group, Inc.

By: /s/ Oliver R. Grace, Jr.

Name: Oliver R. Grace, Jr.

Title: President

Appendix No. 2 to the Letter Agreement of November _, 2001
Передаваемые активы / Assets to be Transfered (с Зеленоградом / With Zelenograd)
Активы / Assets	Rubles	Dollars	Дата
	Рубли	Доллары	Date
- Коаксиал Хамовники-5,0 / Coax in Hamovniki-5.0	10,566,102	1,495,443	3/31/99
- Коаксиал Хамовники-9,0 / Coax inHamovniki 9,0	11,157,835	1,471,808	9/30/99
Всего коаксиал Хамовники / Total Coax in Hamovniki	21,723,937	2,967,250
- Оптика Хамовники-5,0 /Fiber in Hamovniki 5,0	8,594,937	950,940	3/31/00
- Оптика Хамовники-9,0 /Fiber in Hamovniki 9,0	8,355,264	910,856	3/31/00
Всего оптика Хамовники / Total Fiber in Hamovniki	16,950,201	1,861,796
ПРП Спасопесковский/Primery Node Spasopeskovskij	4,095,391	452,897	3/31/00
- Коаксиал Чертаново Северное / Coax in Chertanovo North	22,937,068	2,304,265	9/30/99
- Коаксиал Чертаново Центр Юг -1 / Coax in Chertanovo South-1	34,134,883	4,351,077	3/31/00
- Коаксиал Чертаново Центр Юг -2 / Coax in Chertanovo South-2	35,877,672		6/30/00
Всего коаксиал Чертаново / Total Coax in Chertanovo	92,949,622	6,655,342
Оптика Чертаново / Fiber in Chertanovo	42,457,825	2,323,250	12/31/00
Коаксиал ул.Татарская / Coax Tatarskaya st.	218,721	11,328	6/30/00
Незавершенное строительство: / Not completed constraction:
- ПРП-313 (Чертаново) / Primery Node-313 (Chertanovo)	2,406,937	127,763
- доп.зоны Чертаново Северное / Additional zones in North Chertanovo	555,090	31,198
- коакс сети ул.Ак.Зелинского / Coax st Zelinskogo str.	317,014	17,490
- коакс сети ул.Вавилова / Coax at Vavilova str.	491,816	28,705
Всего незавершенное стр-во: / Total not Completed construction	3,770,858	205,155
Модернизация объектов КТВ: / Modernization of CTV:
- ПРП Спасопесковский / Primary Node at Spasopeskovsky	2,638,713	425,802	10/20/00
- ПРП-313 (Чертаново) / Primery Node-313 (Chertanovo)	4,016,705	571,850	10/31/00
- коаксиал Хамовники / Coax at Hamovniki	2,757,024	163,028	11/24/00
- коаксиал Чертаново / Coax at Chertanovo	6,426,756	421,463	11/24/00
Всего модернизация объектов КТВ: / Total CTV Modernization:	15,839,197	1,582,144

Всего установлено / Total Constructed	198,005,752	16,059,161
Оборудование на складе (-116580)/ Equipment in the Warehouse (-116580)	12,572,326	1,362,069
ИТОГО: / Total:	210,578,079	17,421,230

Прочие активы / Other Assets
Система учета абонентских платежей / Billing System	525,000	70,305	4/1/00
Программа Navision / Navision Software	404,260	76,126	7/8/98
Система расчетов Абсолют / Paiment Control Syste "Absolut"	1,511,792	65,000
Лицензия Oracle / License for "Oracle" database	111,073	21,740	4/1/00
Оборудование доступа к сети Интернет / Internet Equipment	2,603,027	93,955	4/1/00
Оборудование для корпоративной сети / LAN Equipment	1,657,752	64,271	7/1/00
Измерительное оборудование / Measuring Equipment	1,436,018	248,369	various
ПО для корпоративных сетей / LAN Software	1,874,341	95,478	6/29/00
Оборудование УПАТС, Д. Ульянова / Voice Switch at Dm. Ulyanov	2,254,460	80,030	27.06.00
Оборудование УПАТС, Спасопесковский / Voice Switch at Spasopeskivsky	454,285	16,127	27.06.00

Всего прочие активы / Total Other Assets	12,832,008	831,401

ИТОГО активов (без ИАС) / Total Assets (without IAS shares)	223,410,087	18,252,631

Оценка ПВХ (- 116580)/ PWH Avaluation (-116580)		14,372,237

Дополнит. сумма, согласованная с МВС / Additional Sum, Agreed with MBC		1,097,930

ИТОГО согласовано активов (без ИАС) / Agreed Assets (without IAS shares)		15,470,167

Акции ИАС / IAS Shares	40,397,447	3,618,318
Kоаксиальн. сети в Зеленограде / Coax in Zelenograd	4,565,147	585,168
ПИР в Зеленограде / Design in Zelenograd	1,541,196	53,029
Капитализированная аренда сетей / Capitalized network lease		1,018,061
Капитализированная аренда ИАС и сотовая связь/ Capitalized IAS+celular		72,014

ИТОГО активов / Total Assets	269,913,877	20,816,757

Appendix No. 3 to the Letter Agreement

Of November __, 2001

November_______, 2001

The cash contribution by MBC shall be equal to US$ 15,861,560 or as adjusted by agreement of the parties.

Appendix 4

To the Letter Agreement

Of November __, 2001

Parties to the Letter Agreement dated November __, 2001 have agreed as follows:

Of the total amount of COMCOR-TV's indebtedness as of December 31, 2001 under the Network Resources Lease Agreement being US$463,810 (net of 20% VAT in the amount of US$ 92,762), US$556,572 in the aggregate, one fourth (US$ 139,143) will be paid by COMCOR-TV in favor of COMCOR in connection with the proposed financing through the purchase of additional COMCOR-TV shares in the amount of US$5,000,000, as set forth in the Letter Agreement dated November 26, 2001.

The remainder will be repaid in connection with the US$15,000,000 issuance.

In witness whereof the Parties have executed this Appendix.

On behalf of COMCOR:

General Director

/s/ T.A. Bulanova

T.A. Bulanova

November __, 2001

Chief Accountant

/s/ N.I. Vasilieva

N.I. Vasilieva

On behalf of COMCOR-TV:

General Director

/s/ M.V. Silin

M.V. Silin

November __, 2001

Chief Accountant

/s/ V.P Gurina

V.P. Gurina

On behalf of MBC:

/s/ Francis E. Baker

Francis E. Baker

November __, 2001